CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price[1]	Fee[2]

Yen Fixed Rate Senior Bearer Notes Due 2011	$ 35,006,830.60	$3,745.73

(1) The U.S. dollar equivalent of the maxium aggregate offering price has been calculated using an exchange rate of 117.12 yen per $1.00 as of February 23, 2006.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $2,652,225.08 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-129243) filed by Morgan Stanley on October 25, 2005 and have been carried forward. The $3,745.73 fee with respect to the $35,006,830.60 equivalent of Yen Fixed Rate Senior Bearer Notes Due 2011 sold pursuant to this registration statement is offset against those filing fees and $2,006,531.54 remains available for future registration fees. No additional fee has been paid with respect to this offering.

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 32 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated February 23, 2006
Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES H
Fixed Rate Senior Bearer Notes Due 2011

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series H (Fixed Rate Senior Bearer Notes Due 2011) prior to the maturity date other than under the circumstances described under “Description of Notes—Tax Redemption” in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of this type of note in the section called “Description of Notes” in the accompanying prospectus supplement and the section called “Description of Debt Securities” in the accompanying prospectus, subject to and as modified by the provisions described below.

Principal Amount:	JPY 4,100,000,000	Annual Redemption
		Percentage Reduction:	N/A
Maturity Date:	March 7, 2011; provided that if	Optional Redemption
	such day is not a business day,	Date:	N/A
the maturity date will be the next
	succeeding business day, unless	Interest Payment Dates:	Each March 7 and September 7,
	that succeeding business day		commencing September 7, 2006;
	would fall in the next calendar		provided that if any interest
	month, in which case the		payment date (including the
	maturity date will be the		maturity date) is not a business
	immediately preceding business		day, that interest payment date
	day.		will be the next succeeding day
that is a business day, unless that
Settlement Date (Original			succeeding business day would
Issue Date):	March 7, 2006		fall in the next calendar month,
Interest Accrual Date:	March 7, 2006		in which case such interest
Issue Price:	100%		payment date will be the
immediately preceding business day.
Underwriter’s Discounts
and Commissions:	0.25%	Interest Payment Period:	Semi-annual
Proceeds to Company:	99.75%	Business Day:	Tokyo, New York and London
Specified Currency:	Japanese Yen (“JPY”)	Agent:	Morgan Stanley & Co.
Redemption Percentage at			International Limited
Maturity:	100%	Denomination:	JPY 100,000,000
Interest Rate:	1.30% per annum	Common Code:	024607003
Maximum Interest Rate:	N/A	ISIN:	XS0246070030
Minimum Interest Rate:	N/A	Other Provisions:	None
Initial Redemption Date:	N/A
Initial Redemption
Percentage:	N/A

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

MORGAN STANLEY